EXHIBIT 99.1

                       [American Tower Corporation logo]


                                                         ATC Contact: Anne Alter
                                                  Director of Investor Relations
                                                       Telephone: (617) 375-7500
FOR IMMEDIATE RELEASE

    American Tower Corporation Announces Proposal to Issue Private Placements

Boston,  Massachusetts - September 21, 1999 - American Tower Corporation  (NYSE:
AMT) announced today that it proposes to issue private placements of $250 million of Convertible Notes due 2009 with an option to issue an additional $50 million principal amount of Notes (the "Standard Notes") and $350 million of Convertible Notes due 2009 with an option to issue an additional $35 million principal amount of Notes (the "Discount Notes").

The Standard and Discount Notes will be convertible to Class A Common Stock at the option of the holder at a price to be determined. The Company expects to complete the issuance of the private placements in September, 1999.

The Notes have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirement of the Securities Act of 1933 as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. Giving effect to pending transactions, American Tower operates approximately 9,400 towers in the United States and Mexico, including more than 8,300 owned or leased towers and over 1,100 managed sites. Giving effect to pending transactions, American Tower's portfolio includes over 195 broadcast tower sites in the U.S. and approximately 200 broadcast tower sites in Mexico. Based in Boston, American Tower has a U.S. footprint of approximately 9,200 sites, with regional hub offices in Boston, Atlanta, Chicago, Houston and San Francisco. Through its wholly owned subsidiary, ATC Teleports, Inc., American Tower also owns and operates, giving effect to pending transactions, over 110 satellite antennas in various locations across the United States. For more information about American Tower Corporation and ATC Teleports, please visit our web sites www.americantower.com and www.atcteleports.com.

This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications, use of satellites for internet data transmission, and implementation of digital television, (iii) the success of the Company's tower construction program and
(iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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American Tower Corporation          116 Huntington Avenue, Boston, Massachusetts
(617) 375-7500  FAX (617) 375-7575                         www.americantower.com